Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of UniTek Global Services, Inc. for the registration of 2,105,002 shares of its common stock and to the incorporation by reference therein of our reports dated March 7, 2012, with respect to the consolidated financial statements of UniTek Global Services, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of UniTek Global Services, Inc. and subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

June 15, 2012